Exhibit 10.5
THIRD AMENDMENT
OF
CHS INC.
DEFERRED COMPENSATION PLAN
     WHEREAS, CHS Inc. (the “Company”) has heretofore established and maintains a nonqualified deferred compensation plan which is embodied in a document effective December 30, 2004 and entitled “CHS Inc. Deferred Compensation Plan, Master Plan Document, as amended by two amendments (collectively, the “Plan document”);
     WHEREAS, since January 1, 2005, the Company has operated the Plan in compliance with Section 409A of the Internal Revenue Code, based upon a good faith interpretation of Section 409A and the notices, regulations and other guidance issued thereunder;
     WHEREAS, the Company has reserved to itself the power to make further amendments of the Plan document.
     NOW, THEREFORE, the Plan document is hereby amended as follows:
1. CHANGE IN CONTROL DEFINED. Effective for plan years beginning on or after January 1, 2009, Section 1.10 is amended to read in full as follows:
1.10.	“Change in Control” shall mean the occurrence of a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of the assets,” as defined under Treasury Regulation § 1.409A-3(i)(5), of the Affected Corporation. For this purpose, the Affected Corporation is the Participant’s Employer, or any corporation (including the Company) in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending with the Participant’s Employer. A “majority shareholder” is a shareholder owning more than 50 percent of the total fair market value and total voting power of such corporation.
2. USE OF TERMINATION OF EMPLOYMENT. Effective for plan years beginning on or after January 1, 2009, Section 1.36 is amended to read in full as follows:
1.36.	“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, Termination of Employment from all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-five (65) or (b) age fifty-five (55) with ten (10) Years of Service; and shall mean with respect to a Director who is not an Employee, Termination of Employment as a Director with all Employers on or after the attainment of age sixty (60).
3. TERMINATION OF EMPLOYMENT DEFINED. Effective for plan years beginning on or after January 1, 2009, Section 1.41 is amended to read in full as follows:
1.41	“Termination of Employment” shall mean the separation from service (within the meaning of Treas. Regs. § 1.409A-1(h)) with the Company Controlled Group, voluntarily or involuntarily, for any reason other than Retirement, Disability or death. Whether a separation from service has occurred is determined under Code Section 409A and Treasury Regulation 1.409A-1(h) (i.e., whether the facts and circumstances indicate that the Employer and the employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty-six (36) months)). Separation from service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with any member of the Company Controlled Group under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for any member of the Company Controlled Group. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the employee to be unable to perform the duties of his or her position of employment. For this purpose, the “Company Controlled Group” is the Participant’s Employer and all persons with whom the Employer would be considered a single employer under Code sections 414(b) and 414(c); provided that, in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein, and in applying Treas. Regs. § 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein. If a Participant is both an Employee and a Director, a Termination of Employment shall occur only upon the termination of the last position held.
4. MID-YEAR ENROLLMENT REQUIREMENTS. Effective for plan years beginning on or after January 1, 2009, Section 2.2(b) is amended to read in full as follows:
(b)	A Director or selected Employee who first becomes eligible to participate in this Plan (and all other deferred compensation plans required to be aggregated with the Plan under Code Section 409A) after the first day of a Plan Year must complete these requirements within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year. In such event, such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.2(c) and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary, Bonus and/or Director Fees that are paid with respect to services performed prior to his or her participation commencement date.
5. TERMINATION OF PARTICIPANT ELIGIBILITY. Effective for plan years beginning on or after January 1, 2009, Section 2.3 is amended to read in full as follows:
2.3	Termination of a Participant’s Eligibility. The Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the

Plan Year in which the Committee makes such determination, (ii) prevent the Participant from making future deferral elections, and/or (iii) take further action that the Committee deems appropriate to the extent permitted under Code Section 409A. Notwithstanding the foregoing, in the event of a Termination of the Plan in accordance with Section 1.39, the termination of the affected Participants’ eligibility for participation in the Plan shall not be governed by this Section 2.3, but rather shall be governed by Section 1.39 and Section 12.1. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account Balance shall continue to be governed by the terms of this Plan until such time as the Participant’s Account Balance is paid in accordance with the terms of this Plan.
6. DEFERRAL ELECTIONS. Effective for plan years beginning on or after January 1, 2009, Section 3.3(c) is amended to read in full as follows:
(c)	Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to performance-based compensation may be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, no later than six (6) months before the end of the performance service period, provided such compensation is not yet readily ascertainable. “Performance-based compensation” shall be compensation based on services performed over a period of at least twelve (12) months, in accordance with Code Section 409A and related guidance.
7. MEASUREMENT FUNDS. Effective for plan years beginning on or after January 1, 2008, Section 3.9(a) is amended to read in full as follows:
(a)	Measurement Funds. The Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on investment options including, but not limited to, fixed interest credits, notional mutual fund(s) or an investment index (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund and such changes will take effect as soon as practicable.
8. BENEFIT PAYMENTS. Effective for plan years beginning on or after January 1, 2009, the second sentence of the first paragraph of 6.2(a)(iv) shall be deleted.
9. DISABILITY BENEFIT PAYMENTS. Effective for plan years beginning on or after January 1, 2009, the second sentence of the second paragraph of 8.2(a) shall be deleted.
10. TERMINATION OF PARTICIPANT ELIGIBILITY. Effective for plan years beginning on or after January 1, 2009, Section 12.1 is amended to read in full as follows:
12.1 Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to Terminate the Plan (as defined in Section 1.39). In the event of a Termination of the Plan, the Measurement Funds available to Participants following the Termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Termination of the Plan is effective. Following a Termination of the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles. The Termination of the

Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Provided, however, to the extent permissible under Code Section 409A and related Treasury Regulations and guidance, including but not limited to such guidance and Regulations as may be issued after the effective date of this Plan, if there is a Termination of the Plan with respect to all Participants, the Company may, in its discretion, amend the Plan to accelerate the time and form of payments.
11. SAVINGS CLAUSE. Save and except as herein expressly amended, the Plan Statement shall continue in full force and effect.
       IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 5th day of June, 2008.

CHS INC.
By:
Its President and CEO

STATE OF MINNESOTA )
 )SS.
  COUNTY OF DAKOTA )
       On this 5th day of June, 2008, before me personally appeared John D. Johnson to me personally known, who, being by me first duly sworn, did depose and say that he is the President and CEO of CHS Inc., the corporation by authority of its Board of Directors; and he acknowledged said instrument to be the free act and deed of said corporation.

Notary

4